Exhibit 99.1

For more information contact:

JoAnn Horne

Market Street Partners

415/445-3233

DG REPORTS SECOND QUARTER 2013 RESULTS

•                  Q2 Financial results webcast moved to August 8 at 8:30 AM EST

•                  Online revenues increase 19%, Online Segment EBITDA grows 68%

Dallas, TX — August 6, 2013 — DG® (NASDAQ: DGIT), the world’s leading multiscreen ad management company, today reported financial results for the second quarter of 2013.

Consolidated revenues for the three months ended June 30, 2013 were unchanged at $96.3 million compared to the same period of 2012.  DG’s second quarter income from continuing operations was $2.6 million, or $0.09 per diluted share, compared to income from continuing operations of $0.5 million, or $0.02 per diluted share in the prior year period. Second quarter adjusted EBITDA was $31.1 million, compared to $30.4 million reported in the second quarter of 2012.

“We continue to make solid progress in our online business as demand builds for our digital campaign management platform,” said Neil Nguyen, CEO of DG. “The 19% increase in our online business this quarter reflects customers’ growing use of video, data driven campaign optimization and greater campaign insights through our new analytics tools.  It is clear to me that DG’s ongoing development is fully aligned with our customers in helping them reach, optimize, analyze and deliver their online campaigns around the globe.”

Second quarter highlights include:

•                  The Online Segment generated revenue of $41.3 million, an increase of 19% from the second quarter of 2012.

•                  Online Segment Adjusted EBITDA before corporate overhead margins improved to 24% from 17% in the second quarter of 2012.

•                  The Television Segment generated revenue of $55.0 million, a decrease of 11% from the second quarter of 2012.

•                  High Definition (HD) penetration for the quarter increased to 41% from 26% in the second quarter of 2012.

•                  TV Segment Adjusted EBITDA before corporate overhead includes an $800,000 credit for the reversal of an earnout related to the Match Point acquisition completed in 2010.

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•                  Operating income included $1.0 million of acquisition, integration and other related expenses.

•                  Cash flow from operations increased by 67% to $50.7 million in the first half of 2013 from $30.3 million in the prior year period.

•                  The Company repaid $8.6 million of outstanding debt under its credit facility; resulting in $394.7 million outstanding.

•                  As of June 30, 2013, DG reported $56.0 million of cash.

Guidance

For 2013, the Company continues to expect the following:

•                  Total revenue for the full year 2013 is expected to be in the range of $370-$400 million.

•                  Adjusted EBITDA is expected to be in the range of $105-$125 million.

Second Quarter 2013 Financial Results Webcast

The Company will host a conference call and webcast at 8:30 ET on August 8, 2013.  Participants can access the webcast at www.DGIT.com. For the webcast, please allow 15 minutes to register and download any necessary software. Questions and answers will be taken only from participants on the conference call. Following the call’s completion, a replay will also be available for 30 days on the Company’s website.

Acquisitions / Discontinued Operations

The Company has completed two acquisitions that have impacted the comparability of the operating results presented.  The results of operations for each of the following entities have been included in the Company’s results since the acquisition date.

•                  Peer 39, Inc. (“Peer 39”) on April 30, 2012 (included in online segment)

•                  NCMG, Inc. (“North Country”) on July 31, 2012 (included in television segment)

We sold the net assets of our Springbox unit effective June 1, 2012 for estimated proceeds of $0.9 million, resulting in an after tax loss of $0.6 million.  Results of our Springbox unit have been included in discontinued operations for 2012.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). We believe that the inclusion of Adjusted EBITDA and Segment Adjusted EBITDA before corporate overhead as non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses Adjusted EBITDA and Segment

Adjusted EBITDA before corporate overhead as non-GAAP financial measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors.

We use Adjusted EBITDA and Segment Adjusted EBITDA before corporate overhead to measure the operating performance of our business.  These measures are used by management in its financial and operational decision-making. There are limitations associated with reliance on any non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company considers Adjusted EBITDA to be an important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

The Company defines “Adjusted EBITDA” as income (loss) from operations, before depreciation and amortization, share-based compensation, acquisition, integration and other expenses, and restructuring / impairment charges and benefits.  The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of our core operations, such as acquisition, integration and other expenses or do not require a cash outlay, such as share-based compensation and impairment charges.  Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets.  These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

Segment Adjusted EBITDA before corporate overhead represents Adjusted EBITDA before corporate overhead on a segment by segment basis.

Adjusted EBITDA and Segment Adjusted EBITDA before corporate overhead should be considered in addition to, not as a substitute for, the Company’s operating income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measures to the comparable GAAP measure.

About DG

DG (NASDAQ: DGIT) is the leading global multiscreen advertising management and distribution platform, fueling campaign management across TV, online, mobile and beyond. Through a combination of technology and services, DG empowers brands and advertisers to work faster, smarter and more competitively. Boasting the world’s largest hybrid satellite and Internet network for broadcast video delivery, the Company’s unparalleled campaign management encompasses multiscreen ad delivery, cross-channel research and analytics, and unified asset management.  The DG product portfolio consists of two overarching product lines for online and video campaign management: MediaMind and VideoFusion.

With New York as a center of operations, DG is a global company that connects over 14,000 advertisers and 7,400 agencies worldwide with their targeted audiences through an expansive network of over 50,000 media destinations across TV broadcast and digital advertising in about 78 countries, managing approximately ten percent of the world’s media assets. For more information, visit http://www.dgit.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  Such risks and uncertainties include, among other things;

•                  our ability to further identify, develop and achieve commercial success for new products;

•                  delays in product development;

•                  the development of competing distribution and online services and products, and the pricing of competing services and products;

•                  our ability to protect our proprietary technologies;

•                  the shift of advertising spending by our customers to online and non-traditional media from television and radio;

•                  the demand for HD ad delivery by our customers;

•                  integrating MediaMind and other acquisitions with our operations, systems, personnel and technologies;

•                  our ability to successfully transition customers from our previous online acquisitions to our MediaMind digital platform for ad delivery;

•                  operating in a variety of foreign jurisdictions;

•                  fluctuations in currency exchange rates;

•                  adaptation to new, changing, and competitive technologies;

•                  potential additional impairment of our goodwill and potential impairment of our other long-lived assets;

and other risks relating to DG’s business which are set forth in the Company’s filings with the Securities and Exchange Commission.  DG assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

Digital Generation, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$96,316	$96,336	$188,293	$189,185
Cost of revenues	33,650	34,839	66,631	67,336
Research and development	5,122	5,713	10,030	11,845
Sales and marketing	17,464	14,704	34,715	28,135
General and administrative	9,020	10,658	17,443	21,882
Operating expenses, excluding depreciation and amortization, share-based compensation and acquisition, integration and other expenses	65,256	65,914	128,819	129,198
Adjusted EBITDA	31,060	30,422	59,474	59,987
Depreciation and amortization	13,731	13,632	28,735	26,861
Share-based compensation	3,207	4,906	6,425	9,377
Acquisition, integration and other expenses	1,025	2,707	3,687	4,177
Operating income	13,097	9,177	20,627	19,572
Other (income) expense, net	97	364	(77)	354
Interest expense	8,435	7,838	17,396	15,931
Interest expense and other, net	8,532	8,202	17,319	16,285
Income before income taxes from continuing operations	4,565	975	3,308	3,287
Provision for income taxes	1,967	457	1,838	1,490
Income from continuing operations	2,598	518	1,470	1,797
Loss from discontinued operations, net of tax	—	(789)	—	(1,080)
Net income (loss)	$2,598	$(271)	1,470	717

Basic earnings (loss) per share:
Continuing operations	$0.09	$0.02	$0.05	$0.07
Discontinued operations	—	(0.03)	—	(0.04)
Total	$0.09	$(0.01)	$0.05	$0.03

Diluted earnings (loss) per share:
Continuing operations	$0.09	$0.02	$0.05	$0.07
Discontinued operations	—	(0.03)	—	(0.04)
Total	$0.09	$(0.01)	$0.05	$0.03

Weighted average common shares outstanding:
Basic	27,753	27,458	27,711	27,334
Diluted	27,985	27,458	27,984	27,452

Digital Generation, Inc.

Unaudited Segment Information

(In thousands)

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	Television	Online	Consolidated	Television	Online	Consolidated
Revenues	$55,049	$41,267	$96,316	$61,601	$34,735	$96,336

Segment Adjusted EBITDA before corporate overhead	28,088	9,828	37,916	31,261	5,850	37,111
Less corporate overhead			(6,856)			(6,689)
Adjusted EBITDA			31,060			30,422
Less:
Depreciation and amortization			(13,731)			(13,632)
Share-based compensation			(3,207)			(4,906)
Acquisition, integration and other			(1,025)			(2,707)
Income from operations			$13,097			$9,177

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	Television	Online	Consolidated	Television	Online	Consolidated
Revenues	$112,957	$75,336	$188,293	$123,432	$65,753	$189,185

Segment Adjusted EBITDA before corporate overhead	58,021	14,111	72,132	65,453	7,186	72,639
Less corporate overhead			(12,658)			(12,652)
Adjusted EBITDA			59,474			59,987
Less:
Depreciation and amortization			(28,735)			(26,861)
Share-based compensation			(6,425)			(9,377)
Acquisition, integration and other			(3,687)			(4,177)
Income from operations			$20,627			$19,572

Digital Generation, Inc.

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$1,470	$717
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	13,724	12,156
Amortization of intangibles	15,011	14,705
Deferred income taxes	2,279	(2,806)
Provision for accounts receivable losses	1,187	1,503
Share-based compensation	6,425	9,377
Loss on sale of Springbox unit	—	1,000
Other	746	423
Changes in operating assets and liabilities:
Accounts receivable	7,849	6,243
Other assets	3,967	2,995
Accounts payable and other liabilities	(2,230)	(15,435)
Deferred revenue	251	(579)
Net cash provided by operating activities	50,679	30,299

Cash flows from investing activities:
Purchases of property and equipment	(5,697)	(13,815)
Capitalized costs of developing software	(7,526)	(6,274)
Acquisitions, net of cash acquired	—	(8,594)
Long-term investment	—	(1,017)
Proceeds from sale of short-term investments	314	10,390
Other	1,117	1,037
Net cash used in investing activities	(11,792)	(18,273)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	585	127
Payment of debt amendment costs	(2,635)	—
Repayments of capital leases and other	(3,778)	(266)
Repayments of long-term debt	(59,800)	(27,450)
Net cash used in financing activities	(65,628)	(27,589)

Effect of exchange rate changes on cash and cash equivalents	(1,778)	16
Net decrease in cash and cash equivalents	(28,519)	(15,547)
Cash and cash equivalents at beginning of year	84,520	72,575

Cash and cash equivalents at end of period	$56,001	$57,028

Supplemental disclosures of cash flow information:
Cash paid for interest	$14,231	$14,195
Cash (received) paid for income taxes	$(143)	$(1,112)
Non-cash component of purchase price to acquire a business	$—	$5,645
Landlord lease incentives	$—	$5,599

Digital Generation, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)
Cash and short-term investments	$56,001	$84,834
Accounts receivable, net	88,229	97,583
Property and equipment, net	64,894	66,169
Goodwill	368,148	369,137
Intangibles, net	164,525	180,156
Other	37,635	39,332
Total assets	$779,432	$837,211

Accounts payable and accrued liabilities	$37,864	$46,085
Deferred revenue	1,864	1,627
Deferred income taxes	30,445	28,065
Debt	394,743	453,918
Other	18,565	16,322
Total liabilities	483,481	546,017
Total stockholders’ equity	295,951	291,194
Total liabilities and stockholders’ equity	$779,432	$837,211